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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 29540


SCHEDULE 13G
(Rule 13d-102)(1)

INFORMATION STATEMENT PURSUANT TO RULES 13-d AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934


WHITTMAN-HART, INC.
(Name of Issuer)

Common Stock, par value $.001 per share
(Title of Class of Securities)

966834103
(CUSIP Number)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13G

CUSIP No. 966834103

1 NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Robert F. Bernard

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [  ]
(b) [  ]
Not Applicable.

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

5 SOLE VOTING POWER
7,680,984

6 SHARED VOTING POWER
0

7 SOLE DISPOSITIVE POWER
7,680,984

8 SHARED DISPOSITIVE POWER
0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,680,984

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*  [  ]
No

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
38.2%

12 TYPE OF REPORTING PERSON*
IN

Item 1(a) Name of Issuer:

Whittman-Hart, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

311 South Wacker Drive
Suite 3500
Chicago, Illinois 60606-6618

Item 2(a) Name of Person Filing:

Robert F. Bernard

Item 2(b) Address of Principal Business Office:

311 South Wacker Drive
Suite 3500
Chicago, Illinois 60606-6618

Item 2(c) Citizenship:

United States

Item 2(d) Title of Class of Securities:

Common Stock, par value $.001 per share

Item 2(e) CUSIP Number

966834103

Item 3. Type of Person:

Not Applicable

Item 4. Ownership:

(a) Amount Beneficially Owned:

3,840,492

(b) Percent of Class:

38.2%

(c) Number of shares as to which person has:

(i) Sole power to vote or to direct the vote:
3,840,492

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of:
3,840,492

(iv) Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or less of a Class:

Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another
Person:

Not Applicable

Item 7. Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8. Identification and Classification of Members of the Group:

Not Applicable

Item 9. Notice of Dissolution of Group:

Not Applicable

Item 10. Certification:

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997


/s/ ROBERT F. BERNARD
------------------------
Robert F. Bernard